AMENDMENT NO. 10

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of May 24, 2019, amends the he Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Sector Funds (Invesco Sector Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco OFI Pictet Global Environmental Solutions Fund, Invesco Oppenheimer Small Cap Value Fund, Invesco Oppenheimer Gold & Special Minerals Fund and Invesco Oppenheimer Value Fund;

NOW, THEREFORE, the parties agree that;

2.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Portfolios	Effective Date of Agreement
Invesco American Value Fund	February 12, 2010
Invesco Comstock Fund	February 12, 2010
Invesco Dividend Income Fund	July 1, 2006
Invesco Energy Fund	July 1, 2006
Invesco Gold & Precious Metals Fund	July 1, 2006
Invesco Mid Cap Growth Fund	February 12, 2010
Invesco OFI Pictet Global Environmental Solutions Fund	May 24, 2019
Invesco Oppenheimer Small Cap Value Fund	May 24, 2019
Invesco Oppenheimer Gold & Special Minerals Fund	May 24, 2019
Invesco Oppenheimer Value Fund	May 24, 2019
Invesco Small Cap Value Fund	February 12, 2010
Invesco Technology Fund	July 1, 2006
Invesco Technology Sector Fund	February 12, 2010
Invesco Value Opportunities Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

AIM SECTOR FUNDS
(INVESCO SECTOR FUNDS)

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

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